Exhibit 99.1

Three New Clinical Sites Join WorldHeart Levacor™ BTT Study

Salt Lake City, UT – June 16, 2010:  World Heart Corporation (WorldHeart; Nasdaq: WHRT), a developer of mechanical circulatory systems, announced today that the University of Louisville/Jewish Hospital in Louisville, Kentucky, Massachusetts General Hospital in Boston, Massachusetts, and Tampa General Hospital in Tampa, Florida, have joined the U.S. Levacor™ Ventricular Assist Device (VAD) Bridge-to-Transplant (BTT) Clinical Study.  With the addition of these three sites, there are now six nationwide centers on line in the Levacor BTT Study.

Mr. J. Alex Martin, WorldHeart's President and Chief Executive Officer notes, “We are excited to welcome these new centers, each of which contributes significant VAD experience and additional renowned clinical expertise to the study.  We look forward to working with all of our clinical partners in the collaborative effort to advance the Levacor technology and circulatory support for the benefit of patients with advanced heart failure.”

About the Levacor VAD and World Heart Corporation

The Levacor VAD is the only fully magnetically levitated, bearingless, implantable centrifugal pump to move into clinical trial.  By using magnetic levitation to fully suspend a spinning rotor, the Levacor VAD's only moving part, the pump is designed to eliminate wear and to provide unobstructed clearances for blood flow across a wide range of operation.

WorldHeart is a developer of mechanical circulatory support systems based in Salt Lake City, Utah with additional facilities in Oakland, California, USA. WorldHeart's registered office is in Delaware, USA.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to WorldHeart's its BTT clinical study of the Levacor VAD, including those related to the timely enrollment of patients and centers in the study, VAD experience and clinical expertise of the participating centers, and the progress of WorldHeart's clinical development program,  or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks involved in the clinical trials of the Levacor VAD; timely enrollment of centers and patients in the Levacor BTT clinical study; VAD experience and clinical expertise of the participating centers; risks in product development, regulatory approvals and market acceptance of and demand for WorldHeart's products; and other risks detailed in WorldHeart's filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K  for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2010.

www.worldheart.com
SOURCE World Heart Corporation
Mr. Morgan Brown of World Heart Corporation, +1-801-303-4361